As filed with the Securities and Exchange Commission on November 13, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)

Delaware	74-2088619
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)

Pioneer Energy Services Corp. 2020 Employee Incentive Plan
(Full title of the plans)

Bryce T. Seki
Vice President, General Counsel, Secretary and Compliance Officer
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
(855) 884-0575

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daryl L. Lansdale, Jr.
Norton Rose Fulbright US LLP
111 W. Houston Street, Suite 1800
San Antonio, Texas 78205
(210) 224-5575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)(3)
Common Stock, $.001 par value per share	1,198,074 shares	$10.81	$12,951,180	$1,412.97
(1)Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may be required pursuant to the Pioneer Energy Services Corp. 2020 Employee Incentive Plan, in the event of a stock split, stock dividend, recapitalization, exchange of shares or other similar change in Pioneer Energy Services Corp.’s common stock, par value $0.001 per share (the “Common Stock”).
(2)The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act and is based upon the most recent independent third-party valuation of our Common Stock, dated as of July 31, 2020, which the registrant obtained for accounting and tax-reporting purposes.
(3)Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Pioneer Energy Services Corp. (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to register 1,198,074 shares of its common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Pioneer Energy Services Corp. 2020 Employee Incentive Plan (the “2020 EIP”).

As previously disclosed, on March 1, 2020, Pioneer Energy Services Corp. (the “Registrant”) and certain of its subsidiaries, filed voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order confirming the Plan. On May 29, 2020 (the “Effective Date”) the conditions to effectiveness of the Plan were satisfied, the Registrant emerged from Chapter 11, and the 2020 EIP became effective. Unless otherwise noted or suggested by the context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Registrant for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby, including the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Registrant’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Registrant from and after the Effective Date

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2020 EIP covered by this Registration Statement as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the U.S. Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 6, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the Commission on April 28, 2020;
(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on June 29, 2020, the quarter ended June 30, 2020, filed with the Commission on August 19, 2020, and the quarter ended September 30, 2020, filed with the Commission on November 13, 2020;
(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March 2, 2020, April 2, 2020, April 27, 2020, May 12, 2020, May 15, 2020, June 2, 2020, July 22, 2020, August 6, 2020, August 12, 2020, October 16, 2020, and October 21, 2020;
(d) The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A/A (Registration No. 000-32337), filed on June 5, 2020, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Article 8 of the Registrant’s certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director to the fullest extent permitted by Delaware law. Neither the amendment nor repeal of Article 8 of the Registrant’s certificate of incorporation, nor the adoption of any provision of the Registrant’s certificate of incorporation or bylaws, nor to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant to the Registrant’s certificate of incorporation existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). If Delaware law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

In addition, Article 8 of the Registrant’s certificate of incorporation provides that the Registrant shall indemnify and hold harmless to the fullest extent permitted by law each person who was or is made or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Except in connection with a suit to enforce the provisions of Article 8 of the Registrant’s certificate of incorporation, the covered persons shall be entitled to indemnification in connection with a Proceeding (or part thereof) commenced by such covered person only if the commencement of such Proceeding (or part thereof) was authorized by the Registrant’s board of directors. The right to indemnification shall also include the right to be paid by the Registrant the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by Delaware law.

The Registrant has entered into indemnification agreements with each of its directors and officers that generally obligate the Registrant to indemnify the applicable indemnitee to the fullest extent permitted by applicable law. In addition, the Registrant has an existing directors and officers liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.		Description
4.1*	-	Certificate of Incorporation of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.1))
4.2*	-	Amended and Restated Bylaws of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.2))
4.3*	-	Specimen Common Stock Certificate (Form 8-A/A dated June 5, 2020 (File No. 1-8182, Exhibit 4.4))
5.1	-	Opinion of Norton Rose Fulbright US LLP
23.1	-	Consent of Counsel (contained in Exhibit 5.1)
23.2	-	Consent of Independent Registered Public Accounting Firm - KPMG LLP
24.1	-	Power of Attorney (included on the signature page hereto)
99.1*	-	Pioneer Energy Services Corp. 2020 Employee Incentive Plan (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.4))
* Incorporated by reference

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 13, 2020.

PIONEER ENERGY SERVICES CORP.
By:	/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Bryce T. Seki and Kurt Forkheim, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, any and all amendments, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Mathew S. Porter	Interim Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2020
Matthew S. Porter

/s/ Lorne E. Phillips	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2020
Lorne E. Phillips

/s/ David Coppé	Director	November 13, 2020
David Coppé

/s/ John David Jacobi	Director	November 13, 2020
John David Jacobi

/s/ Charles K. Thompson	Director	November 13, 2020
Charles K. Thompson

EXHIBIT INDEX

Exhibit No.		Description
4.1*	-	Certificate of Incorporation of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.1))
4.2*	-	Amended and Restated Bylaws of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.2))
4.3*	-	Specimen Common Stock Certificate (Form 8-A/A dated June 5, 2020 (File No. 1-8182, Exhibit 4.4))
5.1	-	Opinion of Norton Rose Fulbright US LLP
23.1	-	Consent of Counsel (contained in Exhibit 5.1)
23.2	-	Consent of Independent Registered Public Accounting Firm - KPMG LLP
24.1	-	Power of Attorney (included on the signature page hereto)
99.1*	-	Pioneer Energy Services Corp. 2020 Employee Incentive Plan (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.4))
* Incorporated by reference